FALCON MINES/FALCON GROUP CLAIMS

LEASE AGREEMENT – JOINT VENTURE OPTION

Gentleman:

The following terms would include our Falcon Group Claims including the six (6) patented claims and any additional claims that we file adjacent to or in our immediate area, making sure that we are not staking on any private, deeded, or ranch owned property (that was acquired thru State Selection from the united States Government Act of Congress in 1880) and Barrick deeded properties that basically surround our Falcon Group claims area.

1)
A Joint Venture 50/50 agreement to be agreed upon after the completion of this lease agreement (or on completion of eight (8) or more drill holes that we both agree, the results warrant entering into a joint venture agreement), unless you terminate the lease prior to completion.

2)
Minimum of four (4) drill holes to be drilled by November 30, 2011 with an additional minimum of four (4) drill holes to be drilled by November 30, 2012, giving you two (2) full summers to do your soil samples and geophysics that you deem necessary. The drill holes should be to a depth of at least 3000ft., more or less, as warranted by your core samples, all under the supervision and decisions by your geologist. (Ronnie Long’s report in 2000 shows his geology for four(4) drill holes on the patented claims with our recommended fifth (5) hole adjacent to the Falcon adit, 52ft. in, on the west wall where the enriched Gold seam is showing)

3)
Forward to us all copies of all reports, soil samples, and geophysics on a monthly basis or as they are completed along with current and future plans that weather permits. (A copy of the soil and I.P. survey that was completed on the TECK claims to compare with our current evaluation of the Falcon claims)

4)
We recommend that you use Ruby Dome Inc., a local construction and trucking company, (owned by one of the Falcon Group Claims holders), that is familiar with and has all of the necessary equipment to open and maintain the roads from Midas to the Falcon properties, including preparing drill pads, which is work they have done in the past for other mining companies. Also, to use Carlin trend for the necessary field survey work to G.P.S. the exact corners of the patented claims and the outside boundaries of the entire Falcon Group Claims on or before August 1, 2011.

5)
All contracted companies should furnish to you and us copies of their accident and the indemnification insurance for all work done by them including State and Federal compliance so that you and the Falcon Group Claims holders are protected.

6)	No liens are to be placed on the properties or interest in this agreement is to be sold, without the prior consent of the signatories hereto, which cannot be unreasonably withheld.

7)
Terms of this agreement will be from signing date and first payment, no later than January 28, 2011 and running to November 30, 2011 and the second term will be from November 30, 2011 to November 30, 2012. Option for a third term is negotiable prior to November 30, 2012 providing this agreement is in full force and effect.

8)	Termination will be on thirty (30) days notice due to non-payment or any breach under the terms of this agreement with a fifteen (15) day grace period.

9)	Payment schedule: Date of signing to November 30, 2011:

$25,000 on or before January 28, 2011
$25,000 on or before April 1, 2011
$25,000 on or before August 1, 2011

Second term from November 30, 2011 to November 30, 2012:

$50,000 on or before November 30, 2011 to November 30, 2012
$50,000 on or before July 1, 2012
$50,000 on or before September 1, 2012

The partial payments gives you time in between payment dates to enter into a joint venture agreement if warranted by us, or for you to terminate the agreement if you feel the exploration does not warrant your continuing.

10)
Issuance to us of one million five hundred thousand (1,500,000) shares of six (6) month restricted stock in Ironwood Corporation, by January 28, 2011 and an additional one million five hundred thousand (1,500,000) shares of six (6) month restricted shares of stock in Ironwood Corporation, on November 30, 2011, providing this agreement is in full force and effect.

We will file and pay for our annual assessment fees on our Falcon Group Claims with notification to you prior to August 30, 2011 and August 30, 2012.

We will also remove existing stored, mined and accessible ore and tailings, at our expense, to process in our mill and lab.

Dated this 16th day of January, 2011.

Falcon Patented Claims and Falcon Group Claims

/s/ Robert L. Wyllie
Robert L. Wyllie, Individually and as Attorney In Fact for the Falcon Group Claims.

Ironwood Corporation

/s/ Behzad Shayanfar
Behzad Shayanfar, C.E.O.

Dated this 25th day of January, 2011.